Exhibit 99.1

Zedge Announces Initiation of Quarterly Cash Dividend

Strong cash position, debt free balance sheet, ongoing free cash flow generation and share repurchase program highlight confidence in long-term growth and innovation strategy

New York, NY/ ACCESS Newswire / October 14, 2025 / Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a leader in digital marketplaces and interactive games that provide content, enable creativity, empower self-expression and facilitate community, today announced that its Board of Directors has approved the initiation of a quarterly cash dividend program, expanding the Company’s capital return initiatives to further enhance shareholder value.

Jonathan Reich, Zedge’s CEO, commented:

“The initiation of a quarterly dividend reflects our confidence in Zedge’s long-term growth prospects, ability to generate free cash flow and strong balance sheet. Over the past twelve months, we have repurchased approximately $4 million of our Class B common stock under our $5 million share repurchase authorization, and this dividend represents the next step in our capital return strategy. Importantly, this decision does not impact our ability to invest in organic growth through innovation and product development. In the last month alone, we’ve introduced Tapedeck and SynCat, two new innovative products. Embracing AI, vibe coding and automations, our newly formed Product Innovation Team aims to drive growth by introducing new products at a rapid pace. Our financial flexibility allows us to both reward shareholders today and continue building for the future.”

Dividend Details:

●	Quarterly Dividend Amount: $0.016 per share

●	Record Date: October 24, 2025

●	Payment Date: November 7, 2025

About Zedge

Zedge empowers tens of millions of consumers and creators each month with its suite of interconnected platforms that enable creativity, self-expression and e-commerce and foster community through fun competitions. Zedge’s ecosystem of product offerings includes the Zedge Marketplace, a freemium marketplace offering mobile phone wallpapers, video wallpapers, ringtones, notification sounds, and pAInt, a generative AI image maker; GuruShots, “The World’s Greatest Photography Game,” a skill-based photo challenge game; Emojipedia, the #1 trusted source for ‘all things emoji;’ and DataSeeds.AI, which leverages Zedge’s consumer games and marketplaces to offer both on-demand and off-the-shelf image and video datasets enriched with detailed metadata, perfectly suited for AI model training.

For more information, visit: investor.zedge.net

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Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com